EXHIBIT 99.2

Royal Gold Provides Update on Peñasquito

DENVER, COLORADO. OCTOBER 9, 2023: ROYAL GOLD, INC. (NASDAQ: RGLD) (together with its subsidiaries, “Royal Gold” or the “Company,” “we” or “our”) announced today that Newmont Corporation (“Newmont”) issued a press release announcing that it has reached a preliminary agreement with the National Union of Mine, Metal and Allied Workers of the Mexican Republic (the “Union”) aiming to end the strike initiated by the Union on June 7, 2023, at Minera Peñasquito in the Mexican State of Zacatecas.

According to Newmont, the preliminary agreement was ratified by the General Assembly of the Union on October 5, 2023, and this preliminary agreement is intended to be formalized into a definitive agreement, which the parties will have to agree, approve, sign, and file with the Federal Labor Tribunal for Collective Affairs in Mexico City for final approval.

Further according to Newmont, this process is expected to conclude in the coming days, which would bring the strike to an end and enable Newmont to start the execution of the return to work plan to ensure a safe restart of operations.

Corporate Profile

Royal Gold is a precious metals stream and royalty company engaged in the acquisition and management of precious metal streams, royalties and similar production-based interests. As of September 30, 2023, the Company owned interests on 181 properties on five continents, including interests on 39 producing mines and 22 development stage projects. Royal Gold is publicly traded on the Nasdaq Global Select Market under the symbol “RGLD.” The Company’s website is located at www.royalgold.com.

For further information, please contact:

Alistair Baker
Vice President Investor Relations and Business Development
(720) 554-6995

Forward-Looking Statements: This press release includes “forward-looking statements” within the meaning of U.S. federal securities laws. Forward-looking statements are any statements other than statements of historical fact. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from these statements. Forward-looking statements are often identified by words like “will,” “may,” “could,” “should,” “would,” “believe,” “estimate,” “expect,” “anticipate,” “plan,” “forecast,” “potential,” “intend,” “continue,” “project,” or negatives of these words or similar expressions. Forward-looking statements include, among others, Newmont’s statements about formalizing its preliminary agreement with the Union, the timing of the end of the labor strike, the timing of resumption of operating activities and ramp up, and the future of Peñasquito and related union and labor relations.

Forward-looking statements are based on current expectations, estimates and assumptions that involve risks and uncertainties that could cause actual results to differ materially from those projected. The risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements include, without limitation, the operator’s inability to negotiate a definitive agreement with the Union; actions of the Federal Labor Tribunal for Collective Affairs; risks of doing business in foreign jurisdictions; operational risks associated with mining and mineral processing; and other risks detailed in Royal Gold’s Annual Report on Form 10-K for the year ended December 31, 2022, available on Royal Gold’s website at royalgold.com and on the Securities and Exchange Commission website at http://www.sec.gov. Other unpredictable or unknown factors not discussed in this release could also have material adverse effects on forward-looking statements.

Forward-looking statements speak only as of the date on which they are made. We disclaim any obligation to update any forward-looking statements, except as required by law. Readers are cautioned not to put undue reliance on forward-looking statements.